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Exhibit 10.1

Smurfit-Stone Container Corporation
150 North Michigan Avenue
Chicago, IL 60601

July 2, 2002

Jefferson Smurfit Group plc
Beech Hill
Clonskeagh
Dublin 4, Ireland

and

Smurfit International B.V.
Fred. Roeskestraat 123
Amsterdam 1076 EE, The Netherlands

Gentlemen:

        Reference is made to that certain Registration Rights Agreement dated as of May 10, 1998 (the "Agreement") among Smurfit-Stone Container Corporation (formerly known as Jefferson Smurfit Corporation) (the "Company"), Smurfit International B.V. ("SIBV") and the other signatories thereto.

        All terms used herein with their initial letter capitalized shall have the meanings set forth in the Agreement, unless otherwise defined herein.

        Pursuant to Section 2 of the Agreement, on June 17, 2002, SIBV, on behalf of itself and Jefferson Smurfit Group, plc ("JSG"), made a written request of the Company to initiate a Registration Process with respect to all of the Registrable Securities held by SIBV and JSG, comprised of 71,638,462 shares of Common Stock.

        On June 19, 2002 the Company filed a Form S-3 (as amended from time to time, the "Registration Statement") with the SEC covering all of the Registrable Securities held by SIBV and JSG. As more fully set forth in the Plan of Distribution section contained in the Registration Statement, immediately prior to the distribution by JSG of the shares of Common Stock to the holders of JSG ordinary shares (including JSG ordinary shares represented by American Depository Receipts) (the "Distribution"), SIBV intends to transfer to JSG all of its Registrable Securities. JSG acknowledges and agrees with the Company that, for purposes of the Registration Statement, JSG is a "Selling Holder" as that term is defined in the Agreement.

        The information set forth under the captions "Material United States Federal Income Tax Consequences" and "Plan of Distribution" in the Prospectus forming a part of the Registration Statement constitute information relating to SIBV and JSG that has been furnished to the Company in writing by or on behalf of SIBV and JSG expressly for use in the preparation of the Registration Statement (or in the preliminary or final prospectus included therein) for purposes of Section 10(b) of the Agreement.

        SIBV and JSG further acknowledge and agree with the Company that the term "net proceeds" as used in the last sentence of Section 10(b) of the Agreement shall mean with respect to the Distribution the aggregate market value of the Registrable Securities distributed to the JSG shareholders in the Distribution. The market value shall be based upon the last reported sale price of a share of Common Stock as quoted on the NASDAQ National Market on the date immediately preceding the effective date of the Distribution.

        Except as expressly provided for herein, all terms and provisions of the Agreement shall be in full force and effect and not amended or modified hereby.

        Separately from the Registration Statement, JSG intends to distribute to its shareholders (i) a shareholder circular (the "Circular") under Irish law for a meeting of shareholders of JSG at which certain matters related to the Distribution and to the offer by MDCP Acquisitions I for all the issued and to be issued share capital of JSG (the "Offer") will be considered and (ii) a Schedule 14D-9 to be filed with the SEC that sets forth the response of JSG to the Offer (the "14D-9"). The Circular and the 14D-9, together with any amendments thereof or supplements thereto and any documents incorporated by reference therein are collectively referred to herein as the "Materials". JSG hereby agrees to indemnify and hold harmless SSCC and its officers and directors from and against any and all claims, liabilities, losses, damages, expenses and judgments, joint or several, arising out of the Materials to the same extent as the indemnity set forth in Section 10(b) of the Agreement would apply if the Materials constituted information relating to SIBV and JSG furnished to the Company in writing by or on behalf of SIBV and JSG expressly for use in the preparation of the Registration Statement (or in the preliminary or final prospectus included therein). In addition, the procedural provisions of Sections 10(c) and 10(d) of the Agreement, and the miscellaneous provisions of Section 12 of the Agreement, shall apply to the indemnity set forth in this paragraph.

        This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be one and the same instrument.

SMURFIT-STONE CONTAINER CORPORATION
By:	/s/ Craig A. Hunt
Title:	Vice President, General Counsel and Secretary
Acknowledged and agreed to this 2nd day of July, 2002.
SMURFIT INTERNATIONAL B.V.
By:	/s/ Nicholas Foley
Title:	Authorized Representative
JEFFERSON SMURFIT GROUP PLC
By:	/s/ Michael O'Riordan
Title:	Authorized Representative

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  Exhibit 10.1